UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2007

HANCOCK FABRICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1 - 9482	64-0740905
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

One Fashion Way, Baldwyn, MS	38824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (662) 365-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On February 8, 2007, Hancock Fabrics, Inc. (the "Company") issued a press release announcing its sales results for the month of January, fourth quarter and full year. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 8, 2007, the Company also announced that it has made a decision to close 30 stores, representing approximately $18 million in annualized sales. Approximately one-half of the 30 stores have leases that expire in 2007 or 2008, while the others have lease commitments expiring in years 2009 to 2015. The remaining commitments under all 30 of these leases total approximately $8 million. The Company has engaged a national firm to market the leases in an attempt to maximize recoveries and has engaged a second national firm to oversee the inventory liquidation sales in these stores during the first quarter of 2007.

As these 30 stores are closed, charges to earnings will be recorded to the extent that the continuing occupancy costs exceed amounts estimated to be recoverable through subleasing the properties or early termination of the leases. In addition, as the inventory liquidation sales take place, there will likely be losses incurred as a result of the liquidation pricing. In connection with the store closings, the Company currently estimates that it will incur total charges of approximately $4 million to $6 million, including an estimated $2 million to $3 million each related to the real estate lease commitments and to the inventory liquidations. The total future cash expenditures in connection with these activities are currently expected to be approximately $2 million to $3 million, which is net of anticipated proceeds of $5 million to $6 million from subleasing the store locations or terminating the leases early. The amounts of these charges and future cash expenditures are preliminary and remain subject to change pending, among other factors, the outcome of negotiations with third parties and the degree of success experienced in connection with the inventory liquidation sales.

Item 7.01 Regulation FD Disclosure.

The information furnished on Exhibit 99.1 herewith, is hereby incorporated by reference under this Item 7.01 as if fully set forth herein. The information presented herein under Item 7.01 shall not be deemed "filed" under the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
99.1	Press release issued by Hancock Fabrics, Inc., dated February 8, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANCOCK FABRICS, INC.
(Registrant)

By: /s/ Bruce D. Smith
Name:	Bruce D. Smith
Title:	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)

Date: February 8, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release issued by Hancock Fabrics, Inc., dated February 8, 2007

EXHIBIT 99.1

Hancock Fabrics, Inc.                                                      FOR IMMEDIATE RELEASE
Corporate Headquarters
One Fashion Way
Baldwyn, MS 38824                                                        February 8, 2007

Released by:  Bruce Smith
                         (662) 365 6112

HANCOCK FABRICS REPORTS JANUARY SALES
AND ANNOUNCES 30 STORE CLOSINGS

Hancock Fabrics, Inc. (NYSE symbol: HKF), today reported that sales in the five-week period ended February 3, 2007 totaled $35.1 million, compared to $31.9 million in the four-week period of the prior year ended January 28, 2006. The increase in total sales was due to having an extra week in 2006, partially offset by having 44 fewer stores this year and a decline in comparable store sales of 4.0% in January attributable, in part, to difficult weather conditions in the Southwest and Midwest. The comparable store sales change is based on sales during the four weeks of January that were comparable between both years.

In the fourth quarter, total sales were $111.7 million versus $118.3 million a year ago, and comparable store sales were down 4.9%. In the full year, total sales were $388.3 million versus $403.2 million in 2005. Comparable store sales in 2006 declined 1.9%, including a 2.7% benefit from 42 stores that were liquidated earlier in the year in connection with store closing sale events.

Beginning in the first quarter of 2007, the Company will report sales on a quarterly basis and will discontinue its practice of reporting sales monthly, due to the fluctuations that occur between months as a result of changes in the timing of promotional activity, holidays and the retail calendar. This is particularly apparent in 2007, which starts a week later than the prior year due to 2006 having 53 weeks.

The Company also announced that it has made a decision to close 30 stores, representing approximately $18 million in annualized sales. Approximately one-half of the 30 stores have leases that expire in 2007 or 2008, while the others have lease commitments expiring in years 2009 to 2015. The remaining commitments under all 30 of these leases total approximately $8 million. The Company has engaged a national firm to market the leases in an attempt to maximize recoveries and has engaged a second national firm to oversee the inventory liquidation sales in these stores during the first quarter of 2007.

As these 30 stores are closed, charges to earnings will be recorded to the extent that the continuing occupancy costs exceed amounts estimated to be recoverable through subleasing the properties or early termination of the leases. In addition, as the inventory liquidation sales take place, there will likely be losses incurred as a result of the liquidation pricing. In connection with the store closings, the Company currently estimates that it will incur total charges of approximately $4 million to $6 million. The total future cash expenditures in connection with these activities are currently expected to be approximately $2 million to $3 million, which is net of anticipated proceeds of $5 million to $6 million from subleasing the store locations or terminating the leases early.

Hancock Fabrics, Inc. - America's Fabric Store - is committed to serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company operates 403 retail stores in 40 states and an Internet store at www.hancockfabrics.com.

Released at 8:00 a.m.
Baldwyn, MS